Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in Registration Statement Nos. 333-10661, 333-67376, 333-88040, 333-88042 and 333- 112904 on Form S-3, Registration Statement No. 333-112906 on Form S-4 and Registration Statement Nos. 33-56971, 333-81383, 333-73098, 333-85572, 333-109877 and 333-109879 on Form S-8 of Valeant Pharmaceuticals International (formerly ICN Pharmaceuticals, Inc.) of our report dated February 16, 2004 relating to the financial statements of Xcel Pharmaceuticals, Inc. as of December 31, 2002 and 2003 and for the period January 24, 2001 (inception) through December 31, 2001 and the years ended December 31, 2002 and 2003, appearing in the Current Report on Form 8-K of Valeant Pharmaceuticals International filed on February 2, 2005 and incorporated by reference in this Current Report on Form 8-K filed on March 1, 2005.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
San Diego, California
March 1, 2005